UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 7, 2018 (June 1, 2018)
Hartford Life Insurance Company
(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation)	001-32293 (Commission file number)	06-0974148 (I.R.S. Employer Identification Number)
1 Griffin Road North Windsor, Connecticut 06095 (Address of principal executive offices)
(800) 862-6668 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Reinsurance Agreements. On June 1, 2018, Hartford Life Insurance Company (the "Company") and Hartford Life and Annuity Insurance Company (“HLAI”), a wholly owned subsidiary of the Company, each entered into an Annuity Reinsurance Agreement (collectively, the “Reinsurance Agreements”) with Commonwealth Annuity and Life Insurance Company (the “Reinsurer”) pursuant to which, from and after December 31, 2016, the Company and HLAI ceded to the Reinsurer, and the Reinsurer assumed, on a quota share basis, 75% of the liability of each of the Company and HLAI under their standard lives structured settlement contracts and 85% of the liability of certain blocks of fixed deferred annuity contracts, payout annuity contracts, variable payout separate account contracts and period certain structured settlement contracts incurred by the Company and HLAI. The aggregate GAAP reserves of the Company and HLAI to be ceded to the Reinsurer as of December 31, 2016 were approximately $9.3 billion.
Under the Reinsurance Agreements, on June 1, 2018, the Reinsurer paid to the Company and HLAI a ceding commission of $357 million less accumulated profits on the business from December 31, 2016 to June 1, 2018, in the aggregate. To support its obligations under the Reinsurance Agreements, the Company and HLAI have each entered into a trust agreement pursuant to which the Reinsurer agreed to establish two trust accounts, one for the benefit of the Company and one for the benefit of HLAI.
The foregoing descriptions of the Reinsurance Agreements do not purport to be complete and are qualified in their entirety by the references to the full text of such agreements which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTFORD LIFE INSURANCE COMPANY

Date: June 7, 2018	By:	/s/ Robert R. Siracusa
	Name:	Robert R. Siracusa
	Title:	Vice President and Chief Financial Officer

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